UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event               October 20, 2000
reported)                                ---------------------------------------

                         AMERICAN ITALIAN PASTA COMPANY
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             (Exact name of registrant as specified in its charter)


             DELAWARE                   001-13403             84-1032638
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   (State or other jurisdiction        (Commission           (IRS Employer
        of incorporation)             File Number)        Identification No.)


4100 N. Mulberry Drive, Suite 200     Kansas City, Missouri         64116
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       (Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including               (816) 584-5000
area code                                    -----------------------------------



              1000 Italian Way, Excelsior Springs, Missouri 64024
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         (Former name or former address, if changed since last report)

Item 5.  Other Events.

     As previously announced, AIPC has entered into a definitive agreement to purchase the Mueller's brand pasta business from Bestfoods. Today the Company announced further details of the transaction.

     PURCHASED ASSETS. Mueller's is the largest single pasta brand in the United States, with particularly strong distribution in the eastern part of the country. The acquisition emcompasses the trademarks and goodwill associated with the brand, the customer accounts and relationships, and certain tangible assets, primarily inventory. Tangible assets purchased are expected to be approximately $6 million.

     PURCHASE PRICE. Total consideration for the purchased assets, excluding tangible assets, is approximately $38.2 million, consisting of $17.6 million in cash and 686,666 shares of common stock valued at $30 per share. On the date of the agreement (October 4, 2000), the current value of the consideration was $29.8 million based on a share price of $19.50.

     The contract calls for a target price of $30 per share to be realized by Bestfoods from sale of the shares. The Company has agreed to register the shares shortly after the transaction closes. Bestfoods may then sell the shares in open market or negotiated transactions, and is contractually obligated after one year from the closing date to use reasonable best efforts to sell the shares for the target price of $30 per share. For shares sold by Bestfoods after two years, but less than three years after the closing date, the Company has agreed to a make-whole cash payment to Bestfoods related to any shares sold for less than the target price of $30. Any payments made by AIPC under this provision will lead to adjustments to the equity accounts of AIPC and will not affect purchase price, goodwill, or the Company's earnings. The Company may call the shares at any time for $30 per share.

     The Company will finance the cash portion of the acquisition price from its current debt facility.

     BUSINESS VALUE PROTECTIONS AND TIMING. To assure Mueller's business value is protected, Bestfoods has agreed to maintain all marketing and trade promotions at budgeted levels through the closing and, for up to 90 days after closing, to provide the Company with transition services. In addition, the purchase agreement contains sales volume protections through the closing. The transaction is expected to close in AIPC's first fiscal quarter, subject to normal regulatory review. AIPC has agreed to honor Bestfood's marketing commitments through April 2001; therefore, any major strategic changes to the business will not occur until in the second half of AIPC's fiscal year 2001.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Date:  October 20, 2000
                                         AMERICAN ITALIAN PASTA COMPANY


                                          By:
                                              /s/ Timothy S. Webster
                                             Timothy S. Webster,
                                             President and Chief Executive
                                             Officer